ACCESSOR FUNDS, INC.
                              Amended and Restated
                                 Rule 18f-3 Plan

                          As Amended December 30, 2002

         Rule l8f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that the board of directors of an investment company desiring to offer multiple classes of shares (each a "Class") pursuant to the Rule adopt a plan setting forth the separate distribution arrangements and expense allocations of each Class, and any related conversion features or exchange privileges. The differences in distribution arrangements and expenses among these Classes, and the exchange features of each Class, are set forth below in this Rule 18f-3 Plan (the "18f-3 Plan"), which is subject to change, to the extent permitted by law and by the governing documents of Accessor Funds, Inc., a corporation organized under the laws of the State of Maryland (the "Fund"), by action of the Board of Directors (the "Directors") of the Accessor Funds.

         This 18f-3 Plan was adopted as of February 19, 1998 by the Directors of the Accessor Funds, including a majority of the non-interested Directors, which desires to offer multiple classes for the Funds set forth on Schedule A (each a "Fund" and collectively, the "Funds"), as may be amended from time to time, which amendment dates shall be listed below, and has determined that the following 18f-3 Plan is in the best interests of each class individually and the Accessor Funds as a whole:

         1. CLASS DESIGNATION: Each now existing and hereafter created Fund of Accessor Funds is authorized to issue from time to time its shares of beneficial interest in three classes: Advisor Class Shares, Investor Class Shares and Class C Shares. In addition, the U.S. Government Money Fund is authorized to issue shares of a fourth class: Institutional Class Shares.

         2. DIFFERENCES IN SERVICES: The services offered to shareholders of the Advisor Class, the Investor Class and Class C shall be substantially the same, except that financial institutions, retirement plans, broker-dealers, depository institutions, institutional shareholders of record, registered investment advisers and other financial intermediaries and various brokerage firms or other industry recognized service providers of fund supermarkets or similar programs (collectively "Service Organizations") may be compensated or have their expenses reimbursed for providing distribution services, shareholder services and/or administrative and accounting services to or on behalf of their clients or customers who beneficially own Investor Class Shares or Class C Shares of the Funds. Minimal services are offered to shareholders of the Institutional Class who must make a minimum initial investment of $1 million.

         3. DIFFERENCES IN DISTRIBUTION ARRANGEMENTS: Shares of each Class of the Funds shall represent an equal pro rata interest in such Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each Class shall have a different designation; (b) each Class of shares shall bear any Class Expenses, as defined in Section 4 below and (c) each Class shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class for which class voting is required under applicable law, and each Class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution, shareholder service or administrative services arrangements. These features are subject to change, to the extent permitted by law and by the Articles of Incorporation and By-Laws of the Fund, by action of the Board of Directors of the Fund.

         a.       Advisor Class Shares

         The Fund has not adopted an administrative service plan, distribution plan or shareholder service plan with respect to Advisor Class shares, which shall be offered by the Fund or the Distributor at net asset value with no distribution, shareholder or administrative service fees paid by the Fund. Advisor Class shares are available to investors whose minimum initial purchase is at least $5,000 per Fund or $10,000 in aggregate across the Funds and subsequent investments of $1,000 per Fund or $2,000 in aggregate across the Funds, subject to such waivers or variations as from time to may be in effect. Advisor Class Shares may be offered through certain Service Organizations that may impose additional or different conditions on the purchase or redemption of Fund shares and may charge transaction or account fees, which charges or fees would not be imposed if the Advisor Class Shares are purchased directly from the Fund or the Distributor. Service Organizations are responsible for transmitting to their customers a schedule of any such fees and conditions. The Fund pays no compensation to such entities and receives none of the fees or transaction charges. Accessor Capital Management, L.P., the Funds' investment adviser ("Accessor Capital") may separately enter into arrangements from time to time with certain Service Organizations to provide administrative, accounting and/or other services with respect to Advisor Class Shares and may directly compensate the Service Organizations.

         b.       Investor Class Shares

         Investor Class Shares may be charged a fee pursuant to a Shareholder Service Plan, a fee pursuant to an Administrative Services Plan and/or shall make directly or cause to be made payments for costs and expenses to third parties or reimbursement of expenses to third parties (including the Distributor) incurred in connection with a Distribution and Service Plan adopted under Rule 12b-1 of the 1940 Act. The amounts of the payments or fees under the relevant Distribution and Service Plan, Shareholder Service Plan or Administrative Services Plan are set forth on Schedule B hereto. The minimum initial purchase of Investor Class Shares shall be $5,000 per Fund or $10,000 in aggregate across the Funds and subsequent purchases of Investor Class Shares shall be $1,000 per Fund or $2,000 in aggregate across the Funds. Additional payments may be made by Accessor Capital from time to time to Service Organizations for providing other services with respect to Investor Class Shares. Various brokerage firms or other industry recognized service providers of fund supermarkets or similar programs generally require customers to pay either no or low transaction fees in connection with purchases or redemptions. Certain features of the Investor Class Shares, such as the initial and subsequent investment minimums, redemption fees and certain trading restrictions, may be modified or waived by Service Organizations. Service Organizations may impose transaction or administrative charges or other direct charges, which charges or fees would not be imposed if the Investor Class Shares are purchased directly from the Fund or the Distributor.

         c.       Class C Shares

         Class C Shares may be charged a fee pursuant to, and/or shall make directly or cause to made payments for costs and expenses to third parties or reimbursement of expenses to third parties (including the Distributor) incurred in connection with a Distribution and Services Plan adopted under Rule 12b-1 of the 1940 Act. The amounts of the payments or fees under the relevant Plan are set forth on Schedule B hereto. The minimum initial purchase of Class C Shares shall be $5,000 per Fund or $10,000 in aggregate across the Funds and subsequent purchases of Class C Shares shall be $1,000 per Fund or $2,000 in the aggregate across the Funds. The maximum purchase amount of Class C shares shall be $1 million per transaction.

         Class C shares are offered at a public offering price that is equal to their net asset value. Class C shares that are redeemed within one year of purchase are subject to a contingent deferred sales charge ("CDSC") of 1% of either the purchase price or the net asset value of the shares redeemed, whichever is less. Class C shares redeemed after one year of purchase are not subject to a CDSC. The CDSC on Class C shares may be subject to reduction or waiver in certain circumstances, as permitted by Rule 6c-10 under the 1940 Act and as described in the Funds' prospectuses as from time to time in effect.

         d.       Institutional Class Shares

         Accessor Funds has not adopted an administrative service plan, distribution plan or shareholder service plan with respect to Institutional Class shares, which shall be offered by Accessor Funds at net asset value with no distribution, shareholder or administrative service fees paid by Accessor Funds. Institutional Class shares are available to investors whose minimum initial purchase is at least $1 million, subject to such waivers or variations as from time to may be in effect. The Distributor or Accessor Funds may exchange Advisor Class shares for Institutional Class Shares if the account balance falls below $1 million. Institutional Class Shares may be offered through certain Service Organizations that may impose additional or different conditions on the purchase or redemption of Fund shares and may charge transaction or account fees, which charges or fees would not be imposed if the Institutional Class Shares are purchased directly from Accessor Funds or the Distributor. Service Organizations are responsible for transmitting to their customers a schedule of any such fees and conditions. Accessor Funds pays no compensation to such entities and receives none of the fees or transaction charges. Accessor Capital may separately enter into arrangements from time to time with certain Service Organizations to provide administrative, accounting and/or other services with respect to Institutional Class Shares and may directly compensate the Service Organizations.

         4. INCOME AND EXPENSE ALLOCATION: The following expenses (the "Class Expenses") will be allocated on a Class-by-Class basis: (a) payments or reimbursements under the Distribution and Service Plan, and fees under the Administrative Services Plan (as relevant); (b) to the extent practicable, any additional expenses, not including advisory or custodial fees or other expenses related to the management of Accessor Funds' assets, if these expenses are actually incurred in a different amount with respect to a Class, or if services are provided with respect to a Class that are of a different kind or to a different degree than with respect to one or more other Classes.

         The distribution, shareholder and administrative services fees and other expenses listed above, which are attributable to a particular Class are charged directly to the net assets of the particular Class and, thus, are borne on a pro rata basis by the outstanding shares of that Class; provided, however, that the U.S. Government Money Fund and other Funds making daily distributions of their net investment income may allocate these items on the basis of relative net assets, after subtracting the value of subscriptions for non-settled shares (i.e., shares for which payment in federal funds has not been received, the "Settled Shares Method"). The gross income of each Fund, as well as realized and unrealized capital gains and losses, shall be allocated to each Class on the basis of net assets. All expenses not now or hereafter designated as Class Expenses ("Fund Expenses") will be allocated to each class and subtracted from the gross income on the basis of the net asset value of that Class in relation to the net asset value of the Fund. Fund Expenses are expenses incurred by the Fund (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund's assets.)

         5. EXCHANGE PRIVILEGES: Shareholders may exchange shares of one class of a Fund at net asset value for shares of another class offered by the same or another Fund, provided that (i) the exchange is made in states where the securities being acquired are properly registered; (ii) any minimum investment amount or other conditions are satisfied; and (iii) the Advisor Class, Investor Class, Class C or Institutional Class shareholder, as the case may be, meets the eligibility requirements of the class into which the shareholder seeks to exchange, as described in the relevant Prospectus of the relevant Fund.

         Class C Shares may be exchanged, at the holder's option, for Class C Shares of any other Fund that offers Class C Shares, without payment of a sales charge or CDSC. The holding period for determining any CDSC will include the holding period of the shares exchanged. If Shares of the Fund held after the exchange are subsequently redeemed, they will be subject to a CDSC to the same extent that the Shares exchanged would have been subject to a CDSC at the time of the exchange.

         For exchanges into Class C Shares from a different class of the same or another Fund, shareholders will be subject to the distribution and service fees as well as the CDSC charged by Class C Shares as described in the Class C prospectus as from time to time in effect. The holding period for determining any CDSC will begin upon the exchange into Class C Shares. For exchanges from Class C shares into a different class of the same or another Fund, shareholders will be charged a CDSC (if applicable) upon exchange.

         6. DIVIDENDS AND DISTRIBUTIONS. Each Fund pays out as dividends substantially all of its net investment income (which comes from dividends and interest it receives from its investments) and net realized short-term capital gains. All dividends and/or distributions will be paid in the form of additional shares of the Class of shares of the Fund to which the dividends and/or distributions relate or, at the election of the shareholder, of another Fund of the Fund at net asset value of such Fund, unless the shareholder elects to receive cash. Dividends paid by each Fund are calculated in the same manner and at the same time with respect to each Class.

         7. ADDITIONAL INFORMATION. This 18f-3 Plan is qualified by and subject to the terms of the then current prospectus and statement of additional information for the applicable Class as filed under Form N-1A ("Prospectus"); provided, however, that none of the terms set forth in any Prospectus shall be inconsistent with the terms of the Classes contained in this 18f-3 Plan. The Prospectus for each Class contains additional information about that Class and the applicable Fund's multi-class structure.

         8. BOARD REVIEW. The Board of Directors shall review this 18f-3 Plan as frequently as it deems necessary. Prior to any material amendment(s) to this 18f-3 Plan, the Board of Directors, including a majority of the Directors who are not interested persons (deemed to have the same meaning that this term has under the 1940 Act) of Accessor Funds, shall find that the 18f-3 Plan, as proposed to be amended (including any proposed amendments to the method of allocating Class and/or Fund Expenses), is in the best interest of each Class of shares, and the best interest of each of the Funds and Accessor Funds as a whole. In considering whether to approve any proposed amendment(s) to the Plan, the Directors shall request and evaluate such information as they consider reasonably necessary to evaluate the proposed amendment(s) to the Plan.

Dated:  February 19, 1998,
as amended March 31, 1999
as amended February 14, 2000
as amended November 16, 2000
as amended April 26, 2002
as amended December 30, 2002

                                   SCHEDULE A
                                December 30, 2002

This 18f-3 Plan shall be adopted with respect to the following Funds of Accessor Funds, Inc.:

Growth Fund
Value Fund
Small to Mid Cap Fund
International Equity Fund
Intermediate Fixed-Income Fund
Short-Intermediate Fixed-Income Fund
Mortgage Securities Fund
High Yield Bond Fund
U.S. Government Money Fund
Accessor Income Allocation Fund
Accessor Income and Growth Allocation Fund
Accessor Balanced Allocation Fund
Accessor Growth and Income Allocation Fund
Accessor Growth Allocation Fund
Accessor Aggressive Growth Allocation Fund

                                   SCHEDULE B
                                December 30, 202

Amount of Fees Under Distribution and Service Plan - Each Fund listed below shall pay directly or cause to be paid to third parties on an annual basis based on the value of the average daily net assets of the Fund attributable to the Class Shares of no more than:

         Advisor Class              Investor Class               Class C                Institutional Class

              N/A                         0.25%                  1.00%                  N/A


The Class C distribution and service fees shall consist of a 0.25% service fee per annum and a 0.75% distribution fee per annum, subject to any limitation imposed by the NASD.

There is no 12b-1 Plan for Advisor Class or Institutional Class shares.

The Distributor or Accessor Capital may, at any time, waive all or a portion of the service and/or distribution fee paid by any Class Shares of any Fund, subject to such Class Share's Distribution and Service Plan. Such waiver may terminate at any time in the discretion of the Distributor. Any such waiver shall be described in the relevant Fund's prospectus.

Amount of Fees Paid Under Shareholder Service Plan - Each Fund shall pay a non-distribution related shareholder service fee on an annual basis based on the value of the average daily net assets of the Fund attributable to the Investor Class Shares as follows:

         Advisor Class              Investor Class               Class C                Institutional Class

              N/A                         0.25%                    N/A                  N/A

There is no Shareholder Services Plan for Advisor Class, Class C or Institutional Class shares.


Amount of Fees Paid Under Administrative Service Plan - The U.S. Government Money Fund shall pay a non-distribution related administrative service fee on an annual basis based on the value of the average daily net assets of such Fund attributable to the Class Shares as follows:

         Advisor Class              Investor Class               Class C                Institutional Class

              0.25%                       0.25%                    N/A                  N/A


There is no Administrative Services Plan for Class C or Institutional Class shares.